Exhibit 99.4

CONSENT

OF

CREDIT SUISSE SECURITIES (USA) LLC

Board of Directors

Anthem, Inc.

120 Monument Circle

Indianapolis, IN 46204

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated July 23, 2015, to the Board of Directors of Anthem, Inc. (the “Company”) as Annex C to, and reference thereto under the headings “Summary—Opinions of Anthem’s Financial Advisors,” “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Background of the Merger,” “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Anthem’s Reasons for the Merger; Recommendation of the Anthem Board of Directors,” and “Anthem Proposal I: Approval of the Share Issuance and Cigna Proposal I: Adoption of the Merger Agreement—Opinions of Anthem’s Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed transaction involving the Company and Cigna Corporation, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Anthem, Inc. (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof. The foregoing consent applies only to the Registration Statement being filed with the Securities and Exchange Commission as of the date hereof and not to any amendments or supplements thereto, and our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any other registration statement (including any amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Thomas Drake
Name: Thomas Drake
Title: Managing Director

September 23, 2015